RUBY TUESDAY, INC.
SEVERANCE PAY PLAN

Section 1
Establishment of the Plan

1.1           Purpose.  The purpose of the Plan (as defined below) generally is to provide severance benefits under the circumstances described below to Eligible Employees (as defined below) of the Company (as defined below) in the event that their employment is involuntarily terminated by the Company because business conditions require the Layoff (as defined below) of one or more affected Eligible Employees.  This Plan is designed to ease a difficult event for such Eligible Employees by providing temporary replacement income.  The receipt of severance benefits under this Plan is subject to all of the conditions and restrictions set forth below.  The Plan is not intended to provide any benefits to employees who quit, resign or retire voluntarily, accept another position with the Company or any of its Affiliates (as defined below), or who are otherwise discharged involuntarily (including, but not limited to, performance reasons, violations of company policy, or unlawful conduct) other than due to a Layoff (as defined below).

1.2           Type of Plan.  This Plan in intended to constitute an employee welfare benefit plan within the scope of Section 3(1) of ERISA and, more specifically, a severance pay plan within the scope of Department of Labor Regulations Section 2510.3-2(b), and is to be interpreted in a manner consistent with such provisions.

               1.3           Effective Date.  The effective date of this amendment and restatement is July 21, 2010 and applies to qualifying Layoffs occurring on and after July 21, 2010.

Section 2
Definitions

2.1           “Affiliate” means any entity which is controlling, controlled by, or under common control with the Company, as determined by the Company in its sole discretion.

2.2           “Agreement for Separation of Employment” means an agreement, in the form prescribed by the Plan Administrator, which provides for the terms of the Layoff and for the release and discharge of the Company and related persons and entities from any and all actions, suits, proceedings, claims, demands or causes of action, in any way directly or indirectly related to or connected with the Eligible Employee's employment with the Company or the Termination of Employment with the Employer, including but not limited to, claims relating to discrimination in employment.

2.3           “Board of Directors” means the Board of Directors of the Company.

2.4           “Cause” means the occurrence of any of the following reasons for the discharge or other involuntary termination of an Eligible Employee of his or her employment with the Employer:

(a)           willful refusal by an Eligible Employee to follow a lawful direction of any superior officer of the Company or an Affiliate, provided the direction is not materially inconsistent with the duties or responsibilities of the Eligible Employee’s position;

(b)           sustained performance deficiencies which are communicated to the Eligible Employee in writing as part of formal performance reviews and/or other written communications from any superior officer of the Company or an Affiliate;

(c)           misconduct by the Eligible Employee, including, but not limited to fraud, intentional violation of or negligent disregard for the rules and procedures of the Company or an Affiliate (including a violation of any business code of conduct maintained by the Company or an Affiliate), dishonesty, insubordination, theft or other illegal conduct, violent acts or threats of violence, or unauthorized possession or use of  controlled substances on the property of the Company or an Affiliate, or any other terminable offense under the policies and practices of the Company or an Affiliate;

(d)           intentional disclosure by the Eligible Employee to an unauthorized person of confidential information or trade secrets of the Employer, the Company (if different) or any Affiliate;

(e)           any act by the Eligible Employee of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate;

(f)           conviction by the Eligible Employee of a felony;

(g)           a material breach of any agreement with the Company or an Affiliate to which an Eligible Employee is a party, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Eligible Employee who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Plan Administrator or its delegatee, susceptible to a cure; or

(h)           any other involuntary or constructive termination of an Eligible Employee’s employment that does not constitute a Layoff;

For purposes of the Plan, the determination of whether a discharge or other release from employment is for Cause will be made by the Plan Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the affected Employee.

2.5           “Code” means the Internal Revenue Code of 1986, as amended, and as construed and interpreted by valid regulations and rulings issued thereunder.

2.6           “Company” means Ruby Tuesday, Inc., a Georgia corporation, and any successor thereto.

2.7           “Eligible Employee” means an Employee who, as of the Layoff Date:

 (a)           is employed in an employment classification identified in Section 4.1;

 (b)           does not have a personal services contract with the Company; and

 (c)           has not previously agreed either orally or in writing to waive eligibility for this Plan, as determined by the Plan Administrator based on Employer records.

2.8           “Employee” means a common law employee of an Employer, as reflected on the Employer’s payroll records, excluding (a) employees classified or reclassified by an Employer as intermittent, temporary, seasonal, project or occasional; (b) persons classified by an Employer as independent contractors, regardless of how such employees may be classified or reclassified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court; (c) expatriate employees; and (d) employees covered by a collective bargaining agreement, unless the collective bargaining agreement provides for participation in the Plan.

2.9           “Employer” means the Company and each Affiliate that the Company shall from time to time designate as an Employer for purposes of the Plan.

2.10           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and as construed and interpreted by valid regulations and rulings issued thereunder.

2.11           “Layoff” means (a) the involuntary Termination of Employment of an Eligible Employee from the Employer due to (i) the elimination of an employment position by the Employer due to duplicative or unnecessary positions or an announced program to reduce the size of the Employer’s workforce (other than an announced plan to reduce the size of the Employer’s workforce due to a decline in the census at a facility or location or the termination of a contract for services at a facility or location); or (ii) an announced plan of corporate downsizing or a reduction in force or job elimination (other than an announced plan to reduce the size of the Employer’s workforce due to a decline in census at a facility or location or the termination of a contract for services at a facility or location); provided, however, that in no event will an involuntary termination of employment be considered a Layoff if the involuntary termination of employment is due to Cause; (b) voluntary Termination of Employment of an Eligible Employee from the Employer due to the material reduction of the Eligible Employee’s annual base salary or annual rate of bonus potential (determined as a percentage of annual base salary) which is not otherwise part of a program of base salary or bonus potential reductions applicable to one or more other Eligible Employees; and (c) the Termination of Employment of an Eligible Employee by mutual agreement with the Company.

2.12           “Layoff Date” means an Eligible Employee’s last day of employment in connection with a Termination of Employment on account of his or her Layoff.

2.13           “Participant” means an Eligible Employee who meets the requirements for benefits under the Plan, as set forth in Section 3 of the Plan.

2.14           “Plan” means the Ruby Tuesday, Inc. Severance Pay Plan.

2.15           “Plan Administrator” means the Company.

2.16           “Successor Employer” means any entity that:

  (a)           assumes operations or functions formerly carried out by the Employer (such as the buyer of a facility or any entity to which an Employer operation or function has been outsourced);

  (b)           is an Affiliate; or

  (c)           makes a job offer at the request of the Employer (such as a joint venture of which the Employer is a member).

2.17           “Termination of Employment’ means a Participant’s “separation from service” within the meaning of Code Section 409A that also is a complete cessation of the Participant’s status as a common law employee of the Company and all Affiliates.

2.18           “WARN Act’ means the Worker Adjustment and Retraining Notification Act.

Section 3
Participation

3.1           Eligibility.  An Eligible Employee becomes a Participant if he or she is an Eligible Employee who experiences a Termination of Employment that is a Layoff, subject to the further conditions in Sections 3.2 through 3.4 and the additional limitations otherwise set forth in the Plan.

3.2           Condition Precedent.  Notwithstanding the forgoing, benefits under this Plan shall become payable to a Participant only if the Participant executes an Agreement for Separation of Employment, in a form acceptable to the Plan Administrator, that becomes irrevocable no later than sixty (60) days following the Layoff Date.

3.3           Changed Decisions.  The Employer has the right to cancel a Layoff or reschedule a Layoff Date at any time before the Layoff Date.  A Participant will not become eligible for benefits under this Plan if the Layoff Date is cancelled or if the Participant voluntarily terminates employment before the Layoff Date specified by the Employer.

3.4           Ineligibility for Severance Pay.  Under no circumstances shall severance benefits be payable under the Plan to any Participant:

(a)           whose employment is terminated for Cause;

(b)           whose employment is terminated during a period in which such Participant is not actively at work (i.e., has been on leave of absence, disability or workers’ compensation) for more than twenty-six (26) weeks, except to the extent otherwise required by law;

(c)           who (other than for reasons listed in Section 2.11(b) herein) voluntarily quits or retires, regardless of the reason, whether or not such Participant claims a constructive discharge or whether or not a constructive discharge is subsequently determined to have occurred;

(d)           who dies;

(e)           who receives an offer of employment by the Participant from a Successor Employer to commence promptly following his or her Termination of Employment by the Employer, whether the Participant accepts the position or not; or

(g)           who is offered continuing employment by the Company or an Affiliate in another job position, whether the Eligible Employee accepts the position or not;

3.5           Duration.  A Participant remains a Participant under the Plan until the earliest of:

(a)           the date the Participant is no longer an Eligible Employee;

(b)           the payment of severance benefits in full following a Layoff Date; or

(c)           the date the Plan terminates.

Section 4
Severance Benefits

4.1            Cash Severance Benefits.  The amount of severance payable to each Participant is specified in the chart below:

Title of Employee	Amount Payable
Senior Vice President and above	Two (2) times the Employee's annualized base salary, exclusive of bonus

4.2           Payment.  Severance benefits due under Section 4.1) will be paid in cash, will be subject to applicable federal, state, and local tax and other payroll withholding, and will be payable in a lump sum no later than the fifteenth (15th) day of the third month following the Layoff Date.  Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A, if and to the extent that the benefits provided in Section 4.1 cannot be paid at the time contemplated without violating Section 409A(a)(2)(B)(i), payment shall be delayed until six (6) months after termination of employment (or any earlier date permitted under Treasury Regulations Section 1.409A-1(i) (or any successor guidance)).  Any payments that are so delayed shall be paid in a lump sum in cash upon the date the delayed payments can first be made.

4.3           Funding.  All benefits provided under the Plan shall be paid from the general assets of the Employer.

4.4           Withholding.  A Participant shall be responsible for payment of any federal, Social Security, state and local taxes on severance benefits provided under the Plan.  The Employer shall deduct from the severance benefits any federal, Social Security, state or local taxes which are subject to withholding, as determined by the Employer.

4.5           Offsets to Severance Benefits.

(a)           Severance benefits determined pursuant to Section 4.1 will be offset by any amount paid or payable to a Participant (but only to an amount not less than zero) pursuant to WARN, or any similar state law, in lieu of notice thereunder.

(b)           If, at the time severance benefits are payable hereunder, a Participant is indebted or obligated to the Company or any Affiliate, then such severance benefits may, at the discretion of the Plan Administrator, be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that an election not to offset shall not constitute a waiver of a claim for such indebtedness or obligation, in accordance with applicable law.

(c)           Notwithstanding any provision in the Plan to the contrary, severance benefits shall be reduced by the amount of any other severance payments made by the Employer as a result of any obligation arising outside of the Plan ..

4.6           Integration With Other Payments.  Severance benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as WARN.  Should such other benefits be payable, benefits payable to a Participant under this Plan will be offset or, alternatively, where otherwise permissible, the Plan Administrator may deem benefits previously paid under this Plan as having been paid to satisfy such other benefit obligations.  In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

4.7           Limitations.  All benefits provided pursuant to or on behalf of any Participant under the Plan shall be made in accordance with the safe harbor limitations for severance pay plans set forth in Department of Labor Regulations Section 2510.3-2(b) (which generally provide that payments be completed within twenty-four (24) months and that the total payments made not exceed the equivalent of twice a Participant’s annual compensation during the year immediately preceding the year of termination).  In the event the benefits under this Plan of any Participant exceed the safe harbor limitation concerning severance pay amounts, such benefits shall be forfeited to the extent of the excess amount.  For purposes of this Section 4.7, the term “annual compensation” means the total of all compensation, including wages, salary and any other benefit of monetary value which was paid as consideration for the Employee’s service during such year, as determined in accordance with Department of Labor Regulations Section 2510.3-2(b)(2)(i).  If the benefits provided under the Plan are required to be reduced by this Section 4.7, the Employer shall determine the manner and type of benefits subject to reduction.

Section 5
Claims for Benefits

5.1           Claims Procedure.  A Participant may file a written claim with the Company if the Participant believes he or she did not receive all benefits to which he or she is entitled under Section 4.  The written claim must be filed within sixty (60) days of the Participant’s Termination of Employment.  In the event that a claim is denied, the Company shall provide to the claimant written notice of the denial within ninety (90) days after the Company receives the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of such initial period.  Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Company expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

5.2           Notice of Denial.  If an Eligible Employee is denied a claim for benefits under the Plan, the Company shall provide to such claimant written notice of the denial which shall set forth:

(a)           the specific reasons for the denial;

(b)           specific references to the pertinent provisions of the Plan on which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)           an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

5.3           Right to Review.  After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(a)           request a full and fair review of the denial of the claim by written application to the Company;

(b)           request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)           submit written comments, documents, records, and other information relating to the denied claim to the Company; and

(d)           a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.4           Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Company within sixty (60) days after receiving written notice of the denial.

5.5           Hearing.  Upon receiving such written application for review, the Company may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Company received such written application for review.

5.6           Notice of Hearing.  At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his or her representative, if any, may request that the hearing be rescheduled, for the claimant’s convenience, on another reasonable date or at another reasonable time or place.

5.7           Decision on Review.  No later than sixty (60) days following the receipt of the written application for review, the Company shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review.  If the Company determines that the extension of time is required, the Company shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on review.  In the case of a decision adverse to the claimant, the Company shall provide to the claimant written notice of the denial which shall include:

(a)           the specific reasons for the decision;

(b)           specific references to the pertinent provisions of the Plan on which the decision is based;

(c)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d)           an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

5.8           Filing a Claim.  No claim may be filed with a court regarding a denial of a claim for benefits under the Plan until the Eligible Employee has exhausted the administrative review procedures under the Plan as set forth in this Section 5.  All claims for benefits denied under the Plan must be brought in a federal court for Knox County, Tennessee, within ninety (90) days after the Eligible Employee receives his or her decision on review pursuant to Section 5.7.

Section 6
Administration and Financing of the Plan

6.1           Plan Administration. The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, and to perform such other duties as may from time to time be delegated to it by the Board.  The Plan Administrator may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable.  It may engage such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Plan Administrator) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties both ministerial and discretionary, as it may deem necessary and appropriate.  Any action taken by an agent or representative shall be considered to be the action of the Plan Administrator, when the agent or representative is acting within the scope of the authority delegated to it by the Plan Administrator, and the Plan Administrator shall be responsible for all such actions.

6.2           Discretionary Authority.  The Plan Administrator shall have the responsibility and the discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning whether an Eligible Employee has met the necessary requirements of Section 3 to receive benefits under the Plan.  All determinations by the Plan Administrator shall be conclusive and binding on all Eligible Employees subject to the provisions of the Plan and subject to applicable law.

6.3           Books and Records.  The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of severance benefits.  The Plan Administrator shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan.  Such records shall be made available to the Employers and to each Participant for examination during normal business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder and shall retain appropriate records thereof

6.4           Status of Plan Administrator.  The Plan Administrator shall be the “administrator” of the Plan as described in ERISA.  The Plan Administrator shall be a named fiduciary of the Plan.

Section 7
Amendment and Termination

The Plan is completely voluntary on the part of the Company and Employers and neither its existence nor its continuation shall be construed as creating any contractual right to or obligation for its continued existence.  The Company reserves the right at any time to modify or terminate the Plan by resolution of the Board of Directors; provided, however, that in the event the Plan is terminated or in the event the Plan is amended to reduce benefits, the specific provisions of the Plan with respect to claims arising prior to the amendment or termination shall control, and no amendment or termination shall have the effect of retroactively changing or depriving Participants of rights already accrued under the Plan.  Any Participant’s right to benefits under the Plan shall accrue on a Participant’s Layoff Date.  Notwithstanding the foregoing, the Board of Directors may delegate the authority to amend the Plan to an officer or officers of the Company.  An amendment or termination of the Plan shall apply to all Employers then sponsoring the Plan.

Section 8
Miscellaneous Provisions

8.1           No Waiver.  The failure of the Company to enforce at any time any of the provisions of the Plan shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of the Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

8.2           Headings.  Article headings are for convenience only and the language of the Plan itself shall be controlling.

8.3           Assignment and Alienation.  Except as required by law, the benefits payable under this Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.  In the event of the death of Participant, any benefits to which the Participant may be entitled shall be payable to his or her estate.

8.4           Successors.  The Plan shall be binding upon assigns of the Company.  The Plan may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company.  The terms “Company” and “Employer” in the event of a permitted assignment hereunder will include any such assignee and in the event that the Employer causes the Eligible Employee’s employment to be directly transferred to the employment of another legal entity or the Employer acquiesces in such transfer, the Eligible Employee will not be deemed to have had a Termination of Employment hereunder as a result of such transfer.

8.5           Choice of Law.  This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Georgia, without reference to the principles of conflict of laws.  If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

8.6           Severability.  Should any provisions or portion of the Plan be deemed or held to be invalid, illegal or unenforceable for any reason, the same shall not invalidate or otherwise affect any other provisions of the Plan, and the Plan shall be construed as if the invalid, illegal or unenforceable provision or portion of the Plan had never been contained herein.

8.7           Overpayments.  If any overpayment is made under the Plan for any reason, the Employer will have the right to recover the overpayment.  The Participant shall cooperate fully with the Plan and return any overpayment.

8.8           280G Taxes.  In the event that it is determined that any payment or benefits provided under the Plan would not be fully deductible to an Employer by reason of the limitations of Code Section 280G, the amounts of any such payments or benefits under the Plan will be reduced by the minimum amount necessary to provide that no payments or benefits provided to the Participant will fail to be deductible by the Employer by reason of the limitations under Code Section 280G and no excise tax under Code Section 4999 will be imposed on such Participant.

               8.9           No Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Company or any Affiliate and a Participant, or as a right of any Participant to be continued in the employment of any such entity, or as a limitation of the right of an Employer to discharge any Participant with or without Cause.  Nor shall anything contained in this Plan affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other plan.

8.10        Notice.  Any notice given hereunder is sufficient if given to the Employee by the Employer, or if mailed to the Employee to the last known address of the Employee as such address appears on the records of the Employer.

8.11        Service of Process.  The Company shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

8.12        No Guarantee of Tax Consequences.  The Employer makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant's gross income for federal, Social Security, or state or local income tax purposes, or that any other federal, Social Security, or state or local income tax treatment will apply to or be available to any Participant.  It shall be the obligation of each Participant to determine whether each payment under this Plan is excludable from the Participant's gross income for federal, Social Security, and state or local income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is so excludable.

8.13        Limitation of Liability.  Neither any Employer nor the Plan Administrator shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law.  It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its willful misconduct or gross neglect, neither any Employer nor the Plan Administrator shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Employer, its officers and agents, and the Plan Administrator, and its agents, from any and all liability or obligation except as provided in this Section.

8.14        Incompetency.  If the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator will determine, and will constitute a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

8.15       Several, and Not Joint, Obligations.  The obligation to pay benefits to any Participant under this Plan is the sole obligation of the Employer who has employed the Participant and for whom such Participant has performed services, and payment of such benefits is not the obligation of any other Employer or their affiliates.

Section 9
ERISA Information

9.1         Statement of ERISA Rights.  A Participant in the Plan is entitled to certain rights and protections under ERISA.  ERISA provides that all Participants will be entitled to (a) examine, without charge, at the Plan Administrator’s office, and at other specified locations, all Plan documents; and (b) obtain copies of all Plan documents upon written request to the Plan Administrator, who may make a reasonable charge for the copies.  In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants.  No one, including the Company or other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining a benefit under this Plan or exercising his or her rights under ERISA.  If a claim for a welfare benefit is denied in whole or in part, an employee must receive a written explanation of the reason for the denial.  Within certain time limits specified under Section 5, an employee has the right to have the Plan review and reconsider a claim.  Under ERISA, there are steps an employee can take to enforce the above rights.  For instance, if an employee requests materials from the Plan and does not receive them within 30 days, the employee may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If an employee has a claim for benefits hereunder which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or the employee may file a suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the employee is successful, the court may order the person sued to pay these costs and fees.  If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

If an employee has any questions about the Plan, the employee should contact the Plan Administrator.  If the employee has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory (formerly known as the Pension and Welfare Medical Benefits Administration) or the Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N.W., Washington, D. C. 20210.  An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

9.2           Official Name of the Plan.  Ruby Tuesday, Inc. Severance Pay Plan.

9.3           Name of Plan Sponsor/Plan Administrator.  [Reserved.]  The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan.  The Plan Administrator will also answer any questions a Participant may have about the Plan.

9.4           Employer Identification Number.  63-0475239
.
9.5           Plan Number.  5__.

9.6           Type of Plan.  Employee Welfare Severance Benefit Plan.

9.7           End of Plan Year.  December 31.

9.8           Type of Administration.  Employer Administration.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the 21 day of July, 2010.

RUBY TUESDAY, INC.

By:   /s/ Samuel E. Beall, III
Samuel E. Beall, III
Chairman, Chief Executive Officer and President

[CORPORATE SEAL]

ATTEST:

/s/ Scarlett May
Secretary